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                                   EXHIBIT 3.1


                                ESCROW AGREEMENT


          ESCROW AGREEMENT dated October 2, 1996, among VSI Enterprises, Inc., a Delaware corporation ("VSI"), Mark E. Munro, an individual resident of the State of Rhode Island, and Susan S. Munro, an individual resident of the State of Rhode Island (Mark E. Munro and Susan S. Munro are hereinafter collectively referred to as the "Shareholders"), and Reliance Trust Company, a Georgia trust company (the "Escrow Agent").


                              W I T N E S S E T H:

          WHEREAS, VSI, Shareholders, ETI Acquisition Co., a Delaware corporation wholly owned by VSI (the "Subsidiary"), and Eastern Telecom, Inc., a Rhode Island corporation ("ETI"), have heretobefore entered into that certain Agreement and Plan of Merger and Reorganization, dated as of October 1, 1996 (the "Merger Agreement"), pursuant to which ETI will be merged with and into the Subsidiary, with the Subsidiary being the surviving corporation of the merger (the "Merger"); and

          WHEREAS, the Merger Agreement provides that 200,000 shares of $.00025 par value common stock of VSI ("VSI Common Stock") to be issued as a portion of the Merger Consideration (the "Escrow Shares") be placed in escrow until resolution of certain contingencies as described therein;

          WHEREAS, the parties hereto desire that the Escrow Agent be appointed as escrow agent to act in accordance with the terms and conditions hereof;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.      Appointment of Escrow Agent.

                  The Shareholders and VSI and hereby irrevocably appoint Reliance Trust Company as escrow agent, to receive, hold, and deliver the Escrow Shares pursuant to this Escrow Agreement as described more particularly on Exhibit A hereto in accordance with this Escrow Agreement, and Reliance Trust Company hereby accepts such appointment, all subject to and upon the terms and conditions hereinafter set forth.

          2.      Deposit of Escrow Shares.

                  (a) Shareholders hereby agree to deliver the Escrow Shares to the Escrow Agent, accompanied by an executed stock power or powers endorsed in blank. The Escrow Agent hereby agrees to hold the Escrow Shares upon receipt in accordance with this Escrow Agreement. The Escrow Agent has no obligation to collect the Escrow Shares and shall incur no obligations under this Escrow Agreement until the Escrow Shares are received by the Escrow Agent.

                  (b) The Escrow Shares shall be held by the Escrow Agent in trust for the purposes, on the terms and subject to the conditions of this Agreement. The Escrow Shares shall not be subject to lien or attachment by any creditor of any party hereto and shall be used solely for the purpose set forth in


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this Agreement. The Escrow Agent shall not be responsible for maintaining the
Escrow Shares free of liens or attachments. The Escrow Shares shall not be available to, and shall not be used by, the Escrow Agent to set off any obligation of either VSI or Shareholders owing to the Escrow Agent in any capacity.

                  (c) The Escrow Shares shall be used by the Escrow Agent solely for the purposes of (i) satisfying the obligation, if any, of Shareholders to make the post-Closing adjustment of the Merger Consideration pursuant to Section
1.9 of the Merger Agreement; and (ii) satisfying the indemnity obligations of Shareholders to VSI under Section 9.2 of the Merger Agreement.

          3.      Cash Dividends and Voting Rights.

                  Until the Escrow Shares are delivered by the Escrow Agent in accordance with the terms hereof, Shareholders are entitled to exercise all voting rights with respect to the Escrow Shares and to receive for their own use cash and other dividends and distributions on the Escrow Shares.

          4.      Release of Escrow Shares.

                  (a) As soon as practicable after receipt of written instructions from the Shareholders (which instructions shall specify the number of Escrow Shares to be distributed) to distribute all or any portion of the Escrow Shares to VSI as a result of a post-Closing adjustment to the Merger Consideration in accordance with Section 1.9 of the Merger Agreement, the Escrow Agent shall distribute to VSI that number of Escrow Shares having a value, as determined in accordance with Section 4(c) hereof, equal to the amount of the post-closing adjustment to the Merger Consideration.

                  (b) If, at any time, VSI believes it is entitled to receive a full or partial distribution of the Escrow Shares to satisfy the indemnity obligations of Shareholders to VSI under Section 9.2 of the Merger Agreement, VSI shall give the Escrow Agent written notice of same (the "Claims Notice"), which Claims Notice shall specify the number of Escrow Shares to be distributed, determined in accordance with Section 4(c) hereof. Upon receipt of any Claims Notice, the Escrow Agent shall promptly forward a copy of such notice to Shareholders. If Shareholders object to the distribution proposed in the Claims Notice, Shareholders shall give written notice of such objection to the Escrow Agent within 30 days following receipt of the Claims Notice (the "Objection Notice"). If the Escrow Agent does not receive an Objection Notice within such 30 day period, the Escrow Agent shall distribute to VSI Escrow Shares having a value, as determined in accordance with Section 4(c) hereof, equal to the amount specified in the Claims Notice. If the Escrow Agent receives an Objection Notice within such 30 day period, the Escrow Agent shall continue to hold the Escrow Shares pursuant to the terms of this Agreement, subject to the Claims Notice until the Escrow Agent receives (i) a joint instruction from VSI and the Shareholders regarding disposition of the Escrow Shares subject to the Claims Notice and Objection Notice, or (ii) a certified copy of a final, non-appealable decision of a court of competent jurisdiction regarding disposition of the Escrow Shares subject to the Claims Notice and Objection Notice.

                  (c) For purposes of distribution by Escrow Agent of all or any portion of the Escrow Shares pursuant to paragraph (a) or (b) of this Section 4, the number of Escrow Shares to be delivered shall be determined by the average of the closing bid price of VSI Common Stock as reported by NASDAQ for the ten trading days immediately preceding the date of distribution. No fractional shares shall be distributed. Any calculation of the number of shares to be delivered which results in a fraction shall be rounded up to the next whole number of shares.

                  (d) On July 1, 1997, the Escrow Agent shall deliver to the Shareholders the remaining Escrow Shares, unless the Escrow Agent shall have been notified in writing by VSI or the Shareholders

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that a Claims Notice is pending and has not been resolved as described in paragraph (b)(i) or (ii) of this Section 4. If the Escrow Agent has been advised that a Claims Notice is pending on July 1, 1997 and has not been resolved as aforesaid, the Escrow Agent shall deliver the remaining Escrow Shares to the parties in accordance with the resolution of the Claims Notice, as provided in Section 4(b).

                  (e) Except as herein provided, the Escrow Agent will not release any Escrow Shares.

          5.      Concerning the Escrow Agent.

                  The Escrow Agent has been induced to accept its obligations under this Escrow Agreement by the following terms and conditions:

                  (a) The Escrow Agent shall not be liable, except for its own negligence or willful misconduct and, except with respect to claims based upon such negligence or willful misconduct that are successfully asserted against the Escrow Agent, VSI and Shareholders jointly and severally shall indemnify and hold harmless the Escrow Agent (and any successor escrow agent) from and against any and all claims, liabilities, losses, damages, costs, reasonable attorneys' fees and other expenses whatsoever arising directly or indirectly out of or in connection with Escrow Agent's service as Escrow Agent under this Escrow Agreement or otherwise by virtue of this Escrow Agreement.

                  (b) In the event of any disagreement among the parties to this Escrow Agreement, or among them or any one of them and any other person, resulting in adverse or conflicting claims or demands being made in connection with all or any part of the Escrow Shares, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it (but nothing herein shall obligate the Escrow Agent so to do) until (i) the Escrow Agent shall have received an order of a court of competent jurisdiction directing delivery of all or any part of the Escrow Shares or otherwise directing the Escrow Agent to take action pursuant to this Agreement, or (ii) all differences shall have been adjusted and all doubt resolved by written agreement executed by the parties to such disagreement.

                  (c) The Escrow Agent shall not be required to construe or interpret the Merger Agreement or any related documents. The Escrow Agent shall be entitled to rely upon any judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity of the service thereof and may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                  (d) This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto, and the Escrow Agent undertakes to perform only those duties and obligations which are set forth herein.

                  (e) The Escrow Agent shall be entitled to the advice of counsel concerning all matters and duties hereunder. The Escrow Agent shall not be responsible for any loss or damage resulting from any action taken or omitted to be taken in good faith in reliance upon that opinion or advice.


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          6.      Successor Escrow Agent.

                  The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrow Shares to any successor escrow agent mutually designated by VSI and Shareholders in writing, or by filing an action by interpleader or otherwise or tendering the Escrow Shares to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement.

          7.      Notices.

                  Any notices, affidavits or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given only if and when (i) delivered by messenger and receipted for, or (ii) when delivered and receipted for by an overnight mail service, or (iii) when delivered and receipted for by U.S. certified mail, or (iv) by facsimile, followed by written confirmation, addressed in each case as follows:

   If to Buyer, to:                       VSI Enterprises, Inc.
                                          2801 Goshen Springs Road
                                          Norcross, Georgia 30071
                                          Attn: President
                                          Fax:  (770) 441-1823

   with a copy to:                        William L. Meyer, Esq.
                                          Smith, Gambrell & Russell
                                          3343 Peachtree Road, N.E., Suite 1800
                                          Atlanta, Georgia 30326-1010
                                          Fax:  (404) 264-2652

   If to Shareholders, to:                Mark E. Munro
                                          Susan S. Munro
                                          20 Fore Royal Court
                                          Jamestown, Rhode Island 02385
                                          Fax:  (401) 736-7318

   with a copy to:                        Michael F. Sweeney, Esq.
                                          Duffy & Sweeney
                                          300 Turks Head Bldg.
                                          Providence, Rhode Island  02903
                                          Fax:  (401) 455-0701

   If to the Escrow Agent:                Reliance Trust Company
                                          Atlanta Plaza, Suite 2840
                                          950 East Paces Ferry Road
                                          Atlanta, Georgia 30326
                                          Attn: Mary Willis
                                          Fax:  (404) 365-7946


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with a copy to:                           Victor Roberts, Esq.
                                          The Roberts Law Firm
                                          3340 Peachtree Road, N.W.
                                          Suite 2150, Tower Place
                                          Atlanta, Georgia  30326
                                          Fax:  (404) 240-9419

Any address set forth above may be changed by notice given pursuant to this
Section 7.

         8.       Miscellaneous.

                  (a) Any provision of this Escrow Agreement which may be determined by any court of competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the parties hereto intend each and every provision of this Escrow Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Escrow Agreement.

                  (b) This Escrow Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not be enforceable by or inure to the benefit of any third party. No party may assign its rights or obligations under this Escrow Agreement without the written consent of the other parties. Except as otherwise set forth herein, in no event shall the Escrow Agent be required to act upon, or be bound by, any notice, instruction, confirmation or other communication given by a person other than, nor shall the Escrow Agent be required to deliver the Escrow Shares to any person other than, VSI or Shareholders.

                  (c) This Escrow Agreement shall be construed in accordance with and governed by the internal laws of the State of Georgia.

                  (d) The parties hereby irrevocably submit to the jurisdiction of any state or federal court sitting in Atlanta, Georgia in any action or proceeding arising out of or relating to this Escrow Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such Georgia state or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of the parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in connection with any such action or proceeding in the manner provided in Section 7 hereof, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                  (e) This Escrow Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof. This Escrow Agreement may only be modified or terminated by a writing signed by all of the parties hereto, and no waiver hereunder shall be effective unless in writing signed by the party to be charged.

                  (f) The fees of the Escrow Agent shall be as follows:

                      Acceptance Fee:             $500.00
                      Administration Fee:         $1,000.00

         The foregoing fees of the Escrow Agent shall be payable in advance.

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All fees, costs and expenses directly or indirectly incurred by the Escrow Agent in connection with this Agreement, including but not limited to reasonable attorney's fees, shall be borne by VSI. The Escrow Agent shall be reimbursed for any expenses incurred in connection with delivering notices or copies required by this Escrow Agreement or delivering any shares out of the Escrow Shares. All other expenses of the Escrow Agent incurred as a result of its service as Escrow Agent in connection with any disagreement or question of interpretation or interpleader action arising out of this Agreement shall be borne one half by the VSI and one half by the Shareholders.

                  (g) This Escrow Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Escrow Agreement taken together shall constitute but one and the same instrument.

                  (h) The section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Escrow Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement on the date first above written.

                              VSI ENTERPRISES, INC.


                             By:   /s/   B.R. Brewer
                             ---------------------------------------------
                             B.R. Brewer, President and Chief Operating Officer


                             MARK E. MUNRO

                             /s/  Mark E. Munro                          (SEAL)
                             --------------------------------------------



                             SUSAN S. MUNRO

                             /s/ Susan S. Munro                         (SEAL)
                             -------------------------------------------


                             RELIANCE TRUST COMPANY


                              By: /s/ Mary Willis
                              --------------------------------------------
                              Title: Trust Officer
                              --------------------------------------------

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                                    EXHIBIT A


                                  Escrow Shares


200,000 shares of $.00025 par value common stock of VSI Enterprises, Inc., represented by certificates no. 6672 and 6674.